Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE

Contacts:	James E. Braun, CFO
Newpark Resources, Inc.
281-362-6800

Ken Dennard, Managing Partner
Dennard Rupp Gray & Easterly, LLC
ksdennard@drg-e.com
713-529-6600

NEWPARK RESOURCES TO PRESENT AT SIDOTI & COMPANY CONFERENCE
Company provides outlook for first quarter 2009
THE WOODLANDS, TX — March 24, 2009 — Newpark Resources, Inc. (NYSE: NR) will present at the Sidoti & Company New York Emerging Growth Institutional Investor Forum on Wednesday, March 25, 2009, during which Newpark President and CEO Paul Howes will provide an overview of the Company’s progress on its strategic initiatives and will also give preliminary estimates of expected results for the first quarter of 2009. The presentation slides will be available on the Company’s website and filed as an exhibit to a Current Report on Form 8-K to be filed by the Company on March 24, 2009.
With regard to the first quarter of 2009, based on management’s preliminary review of quarter to date operational results, Newpark expects to report revenues for the first quarter of 2009 between $120 million and $130 million and a net loss in the range of $0.08 to $0.12 per diluted share. This estimate excludes the impact, if any, from an evaluation of the carrying value of the Company’s goodwill and other intangible assets and any possible non-cash impairment charges.
Paul Howes, President and Chief Executive Officer of Newpark, stated, “The first three months of 2009 are proving to be an extremely difficult market for oil service companies in North America. The U.S. rig count for the week ended March 20, 2009 was 1,085, down 47% from its peak of 2,031 in September 2008. This significant decline in rig activity combined with aggressive bidding from our competitors on new and existing work is causing a correlating drop in revenue and compression of margins.

“As previously announced, we began cost cutting initiatives during the fourth quarter of 2008, and we anticipate annual savings of approximately $40 million from actions taken to date. These cost cutting initiatives consist of significant headcount reductions, a salary and wage freeze, reduced discretionary spending as well as reductions in capital expenditures. Efforts to further drive down costs throughout 2009 will focus on transportation expenses in addition to procurement of barite and other materials.
“On a more positive note, our international markets are more robust and more geared to oil as compared to natural gas activity here in North America. We expect to see continued opportunities to grow our international business in the Mediterranean, Middle East and Brazil. Further, we are pleased that we have been able to reduce the outstanding balance on our line of credit by $26 million since the beginning of 2009,” concluded Howes.
Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2008, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the instability and effect of the credit and capital markets on the economy in general and the oil and gas industry in particular, the access to the credit markets by both Newpark and Newpark’s customers, the outlook for drilling activity in North America and the rest of the world, the investigation of the certain accounting matters by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.
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